INDEMNIFICATION AGREEMENT

               Indemnification Agreement entered into on April 23, 1998 between Echlin Inc., a Connecticut corporation (the "Company"), and
            (the "Indemnitee").

                                WITNESSETH:

               WHEREAS, the Indemnitee is currently serving as a director of the Company;

               WHEREAS, Sections 33-770 to 33-778, inclusive, of the Connecticut Business Corporation Act (as amended from time to time, the "Act") permit the Company, in its Certificate of Incorporation, By-laws, a resolution of its shareholders or Board of Directors, or in a contract or otherwise, subject to certain limitations, to indemnify directors and officers of the Company in respect of certain losses and liabilities incurred by such persons in their official capacities, and Section 33-777 of the Act permits the Company to purchase and maintain insurance for the benefit of directors and officers of the Company in respect of such losses and liabilities;

               WHEREAS, Section Seventh of the Company's Certificate of Incorporation, as amended to date, provides that a director of the Company shall have no personal liability to the Company or its shareholders for monetary damages for any breach of duty in such capacity in excess of the compensation received by the director for serving the corporation during the year of violation, to the full extent permitted by applicable law, and the Indemnitee has been serving and continues to serve as a director of the Company in part in reliance on the foregoing exculpatory provision;

               WHEREAS, Article II, Section 10 and Article III, Section 7 of the Company's By-laws provide for indemnification by the Company in favor of every director and other officer of the Company to the full extent permitted by law, and the Indemnitee has been serving and continues to serve as a director of the Company in part in reliance on his being indemnified by the Company; and

               WHEREAS, the Company has purchased and maintained insurance for the benefit of directors and other officers of the Company in respect of certain losses and liabilities incurred by such persons in their official capacities;

               WHEREAS, in recognition of the Indemnitee's reliance on his being indemnified by the Company, the Company desires to provide the Indemnitee with specific contractual assurance that the Indemnitee is indemnified by the Company to the full extent permitted by applicable law.

               NOW, THEREFORE, the parties hereto agree as follows:

               1. Indemnification. (a) The Company shall pay all costs, losses and expenses (including without limitation, attorneys' and other fees and expenses, judgments, fines, penalties and amounts paid in settlement) (collectively, "Expenses") which the Indemnitee may incur or become liable for in connection with any threatened, pending or completed action, suit, proceeding or inquiry (whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal) (collectively, "Proceedings") by reason of the fact that the Indemnitee is or was a director of the Company, or is or was serving or had agreed to serve at the request of the Company as a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, including without limitation any subsidiary of the Company.

                (b) If the Indemnitee is entitled under this Agreement to indemnification by the Company for some, but not the total amount, of any Expenses, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled to indemnification.

                (c) In the event that any Proceeding is instituted by the Indemnitee to enforce or interpret the Indemnitee's right to indemnification hereunder, the Indemnitee shall be entitled to be paid all Expenses incurred by the Indemnitee with respect to such Proceeding, unless as a part of such Proceeding, the court of competent jurisdiction determines that the material assertions made by the Indemnitee as a basis for such Proceeding were not made in good faith or were frivolous, in which case each party to the Proceeding shall bear its own costs.

                (d) The obligation of the Company to pay Expenses of the Indemnitee in respect of a Proceeding pursuant to Section 1(a) hereof shall be subject to a determination, made as provided in Section 1(e) hereof, that, with respect to the subject of such Proceeding, (i) the Indemnitee conducted himself in good faith, (ii) the Indemnitee reasonably believed (A) in the case of conduct in his official capacity, that his conduct was in the best interests of the Company, and (B) in all other cases, that his conduct was at least not opposed to the best interests of the Company and (iii) in the case of any criminal proceeding, the Indemnitee had no reasonable cause to believe his conduct was unlawful.

                (e) The determination required in Section 1(d) hereof shall be made by the Board of Directors of the Company if, at the time of a specific Proceeding in respect of which such determination is required, (i) a majority of the members of the Board of Directors of the Company consists of persons who are members of the Board of Directors on the date of this Agreement and (ii) such determination can be made by the Board of Directors consistently with the provisions of Section 33-775(b)(1) of the Act. In the event that such determination cannot so be made by the Board of Directors, then the determination required in Section 1(d) hereof shall be made by special legal counsel appointed as provided in Section 33-775(b)(2)(B) of the Act.

                (f) The Company shall appoint special legal counsel for the purpose indicated in Section 1(e) not later than 30 days following the date of this Agreement and the Company shall (i) not revoke such appointment without the consent of the Indemnitee, (ii) comply with all of the terms and conditions of any agreement with such special legal counsel entered into by the Company in connection with such appointment and (iii) in the event of the resignation or other termination of the appointment of such special legal counsel, promptly appoint a successor special legal counsel.

                (g) Any special legal counsel appointed pursuant to this Agreement shall be (i) highly qualified in matters of Connecticut corporate law and applicable standards of conduct of directors and officers of Connecticut corporations and (ii) independent of any professional or other relationship with the Indemnitee, any member of the Board of Directors of the Company, or the Company itself.

               2. Advancement of Expenses. (a) The Company shall pay all Expenses incurred by the Indemnitee in participating in or preparing to participate in any Proceeding in advance of the final disposition of such Proceeding upon request by the Indemnitee that the Company pay such Expenses, subject only to delivery to the Company of: (1) a written affirmation of the Indemnitee's good faith belief that the Indemnitee has met the relevant standard of conduct described in section 1(d) hereof; and (2) the Indemnitee's unsecured written undertaking to repay any funds advanced if and to the extent that it is ultimately determined that the Indemnitee is not entitled under applicable law to be indemnified as provided hereby.

                (b)  The written undertaking referred to in Section 2(a)
     (2) shall be accepted without reference to the ability of the Indemnitee to make repayment.

               3. Procedures. (a) The Indemnitee shall promptly notify the Company in writing of any Proceeding brought, threatened, commenced or asserted against the Indemnitee in respect of which indemnification may or could be sought under this Agreement.

                (b) The Company shall have the right to assume the defense of any such Proceeding, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all Expenses. The Indemnitee shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the Company agrees to pay such fees and expenses, (ii) the Company shall have failed promptly to assume the defense of such Proceeding or (iii) the Indemnitee shall have reasonably concluded, upon the advice of counsel, that there is a conflict of interest between the Indemnitee and the Company. If the Indemnitee has made the conclusion referred to in clause (iii), the Company shall not have the right to assume the defense of such Proceeding on behalf of the Indemnitee.

                (c) Neither the Company nor the Indemnitee may settle or compromise any Proceeding covered by the indemnification set forth herein without the prior written consent of the other, which such consent shall not to be unreasonably withheld or delayed.

                (d) The Company shall make payment of any amount due by it under this Agreement against delivery to the Company of appropriate invoices or receipts or such other evidence of Expenses as the Company reasonably requires.

               4. Insurance. (a) The Company hereby agrees to obtain and maintain in effect for the benefit of the Indemnitee a policy or policies of insurance with reputable insurance companies providing for customary directors and officers liability insurance in appropriate amounts.

                (b) Nothing herein is intended to replace, preempt or otherwise affect the obligation of any insurer to make any payment under any policy of insurance, whether or not existing on the date hereof.

               5. Non-Exclusivity; No Duplication. The rights of the Indemnitee under this Agreement shall not be exclusive of any other rights the Indemnitee may have under the Company's Certificate of Incorporation or By-laws, the Act, any insurance or otherwise; provided that the Company shall not be liable under this Agreement to make any payment in connection with any claim to the extent the Indemnitee has otherwise received payment (under the Certificate of Incorporation or By-laws, the Act, any insurance policy or otherwise) of Expenses otherwise indemnifiable hereunder; and provided further that the Indemnitee shall reimburse the Company for amounts paid to the Indemnitee pursuant to such other rights to the extent such payments duplicate any payments received pursuant to this Agreement.

               6. Subrogation. In the event of payment of any Expenses, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

               7. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by certified or registered mail, overnight delivery or by facsimile transmission. Notice to the Company shall be given at its then-existing corporate headquarters and shall be directed to the Secretary (or such other location or person as the Company subsequently shall designate in writing to the Indemnitee). Notice to the Indemnitee shall be given at the address set forth on the signature page hereof (or such other address as the Indemnitee subsequently shall designate in writing to the Company).

               8. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), permitted assigns, heirs and legal representatives; provided that this Agreement and the rights and obligations hereunder may not be assigned (in whole or in part) by any party hereto without the prior written consent of the other party hereto.

               9. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be modified to the extent (but only to the extent) necessary to make it enforceable, valid and legal.

              10. Amendment. No supplement, modification or amendment of this Agreement shall be valid or binding unless executed in writing by both of the parties hereto.

              11. Applicable Law. (a) The provisions of this Agreement shall apply subject to, but to the full extent permitted by, the Act and any other applicable law.

              (b) This Agreement shall be governed by the laws of Connecticut, without regard to the principles of conflicts of laws thereof.

              IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.


                                    ECHLIN INC.


                                By:
                                    -------------------------------------
                                    Name:
                                    Title:




                                    Indemnitee

                                    --------------------------------------